EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the " Agreement "), dated as of April 1, 2013 (the "Effective Date"), by and between Torchlight Energy, Inc., a Nevada corporation with principal executive offices at _____________, _____ TX (the " Company "), and Willard G. McAndrew, of _________________, Plano, Texas (the "Employee") (each of which a "Party" or, collectively, the "Parties").

WITNESSETH:

WHEREAS, pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") by and among the Company and XTREME OIL & GAS, INC. ("Xtreme"), the Company is purchasing certain assets from Xtreme;

WHEREAS, pursuant to N.R.S. 78.315 the Board of Directors of Xtreme duly appointed an Advisory Committee (the "Advisory Committee") to analyze and consider the transactions contemplated in the Purchase Agreement;

WHEREAS, the Advisory Committee has approved the transactions contemplated in the Purchase Agreement;

WHEREAS, pursuant to the terms of the Purchase Agreement, the Company will immediately begin operating the assets being conveyed by the Purchase Agreement;

WHEREAS, the Parties contemplate that Employee will remain employed by and an officer of Xtreme to aid in and direct the further operations of Xtreme;

WHEREAS, the Parties anticipate that Xtreme will eventually merge with another company or discontinue operations and that, upon such occurrence, Employee will resign from Xtreme;

WHEREAS, Xtreme is in the process of securing a vote of the shareholders of Xtreme to ratify the transactions contemplated in the Purchase Agreement, the release of Employee from his employment agreement, and the sale of certain other assets of Extreme (the "Ratified Transactions"), and anticipate that such ratification will take several months to complete;

WHEREAS, while Employee remains an officer of Xtreme until it is sold or wound down and, during that period, the Company will retain the services of Employee through a Consulting Agreement by and among Xtreme and the Parties (the "Consulting Agreement");

WHEREAS, the Company desires to employ Employee for management and executive services, and Employee desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

1. **Employment.**

(a) **Services.** Upon ratification by the shareholders of Xtreme of the Ratified Transactions (the "Ratification Date"), Employee will be employed by the Company to provide services related to all Company operations. Employee will report to the President of the Company with primary direction being given by the President and the Company's Board. Employee agrees to perform such Services faithfully, to devote a significant portion of his working time, attention and energies to the business of the Company, and while remaining employed, to not engage in any other business activity that directly conflict with his duties and obligations to the Company. At the commencement of the Term, Employee shall be made an employee of the Company and shall be and remain employed by the Company.

(b)**Acceptance**. At the commencement of the Term, Employee hereby accepts such employment and agrees to render the Services.

(c) **Independent Investment Activities** Notwithstanding any provision to the contrary herein, Employee shall be free to engage in any independent investment activity, provided such independent investment activities are not in conflict with his duties and obligations to the Company. To the extent that Employee has any prospective investment or other activities in fields of operations of the Company, then Employee shall first notify the Chief Executive Officer and shall present such opportunity to the Company. The Company shall have fifteen (15) days to accept or reject such opportunity. If the Company elects not to proceed with such opportunity after the fifteen (15) day period, then Employee shall be free to pursue such opportunity independently.

2. **Term of Employment**. The term of employment (the "Term") shall commence on the Ratification Date and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination here. Prior to the Term, Employee will render services to Company pursuant to the Consulting Agreement. Employee shall not be an employee of the Company until the Term begins. The Term may be extended for additional one (1) year periods upon mutual written consent of Employee and the Board.

3. **Best Efforts; Place of Performance.** Employee shall devote a significant portion of his business time, attention and energies to the business and affairs of the Company, and shall use his commercially reasonable best efforts to advance the lawful interests of the Company and shall not during the Term be actively engaged in any other business activity that will adversely interfere with the performance by Employee of his duties hereunder or Employee's availability to perform such duties or that will adversely affect, or negatively reflect upon the Company. The duties to be performed by the Employee hereunder shall be performed primarily at the office of the Company in the Dallas-Ft. Worth Metroplex subject to reasonable travel requirements on behalf of the Company. To the extent that the Company has no office in the Dallas-Ft. Worth Metroplex, Company will establish one at its expense and will provide Employee with a qualified executive assistant.

4. **Compensation**. As compensation for the performance by Employee of the duties under this Agreement, the Company shall pay Employee as follows:

(a) Base Fees. The Company shall pay Employee Base Fee (the "Fees") equal to $180,000 per year. Payment shall be made monthly, on the last day of each calendar month. The Employee will be entitled to increases in Base Fees subject to the following provisions:

a. Employee will be entitled to an increase of $5,000.00 per month when the Company and its affiliates achieve 500 of Barrels of Oil Per Day (BOPD) in net production to the Company and its affiliates;
b. Employee will be entitled to an additional increase of $5,000.00 per month when the Company and its affiliates achieve 750 of Barrels of Oil Per Day (BOPD) in net production to the Company and its affiliates; and
c. Employee will be entitled to an additional increase of $5,000.00 per month when the Company and its affiliates achieve 1000 of Barrels of Oil Per Day (BOPD) in net production to the Company and its affiliates.

(b) **Discretionary Bonus**. Employee shall be eligible to receive an additional annual bonus (the "Discretionary Bonus") in an amount equal to at least 25% but not to exceed 100% of the Base Fee, based upon performance on behalf of the Company during the prior year. Factors to be considered by the Board of Directors shall include, but not be limited to, significant growth in the Company's market capitalization, the liquidity and performance of the Company's Common Stock as well as any financing received by the Company from third parties introduced to the Company by Employee. The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board of Directors of the Company in its sole discretion. In addition, the Board of Directors of the Company shall annually review the Bonus to determine whether an increase in the

amount thereof is warranted. For the purposes of calculating the first year's bonus, the Effective Date shall be used as the starting point for calculation.

(c) **Withholding; Employee Status.** The Company shall withhold applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Employee under this Section 4. Employee shall be classified as a W-2 employee and Company agrees to pay all employer-based taxes levied by any and all governmental agencies. Company hereby agrees to indemnify, defend, and pay all taxes and expenses of Employee for any claims made by any governmental agency that: (i) Employee is an independent contractor relative to the payments made under this Section 4 and is charged self-employment tax, and/or (ii) any taxes withheld have not been remitted to the appropriate governmental agency.

(d) **Stock Options.** As additional compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall grant to Employee warrants to purchase a total of 2,500,000 shares of the outstanding Common Stock of the Company (the "Warrants") at a price equal to one penny above the Fair Market Value as of the date of the First Closing, as such term is defined in the Purchase Agreement.. The Fair Market Value shall be calculated as provided for in Section E5 of the Purchase Agreement. All the First Closing, the Company shall issue Employee warrants to purchase 1,000,000 shares of common stock. Company shall issue the remaining warrants based on the following milestones:

(i) When Company and its affiliates achieve 500 Barrels of Oil per day (BOPD) in production net to Torchlight, Company shall issue an additional 500,000 Warrants.

(ii) When Company and its affiliates achieve 750 Barrels of Oil per day (BOPD) in production net to Company and its affiliates, Company shall issue an additional 500,000 Warrants.

(iii) When Company and its affiliates achieve 1000 Barrels of Oil per day (BOPD) in production net to Company and its affiliates, Company shall issue an additional 500,000 Warrants.

The Warrants shall be in addition to and not in lieu of any stock issued pursuant to an ESOP, 401K, or other retirement plan as the Company shall make generally available to senior executives or other employees.

(e) **Expenses.** The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Employee's expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company, but, in no event, will Employee be reimbursed less frequently than monthly.

(f) **Other Benefits.** Employee shall be entitled to all rights and benefits for which he would be eligible under any benefit or other plan (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(g) **Vacation.** Employee shall, during the Term, be entitled to a vacation of four weeks (4) per annum, in addition to holidays observed by the Company. Employee shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

(h) **COLA.** All monetary compensation hereunder shall be reviewed by the Board of Directors for inflation on a yearly basis or more frequently if inflation is at an abnormally high level. If the Consumer Price Index ("CPI"), as published by the United States Government, rises significantly, the

Board of Directors will reevaluate compensation and, if feasible given the financial condition of the Company, upwardly adjust al compensation hereunder. .

Notwithstanding Ratification and commencement of employment, upon the Effective Date, the initial 1,000,000 Warrants shall be issued by the Company and the Company will make Other Benefits available to Employee as if Employee was employed.

5. **Confidential Information.**

(a) Employee recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third Parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Employee agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. "Confidential and Proprietary Information" shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, business plans (both current and under development), trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, investments, credit and financial data, financing methods, or the business and affairs of the Company. Employee agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in Employee's possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior authorization by the Company or in furtherance of Employee's duties as an executive of the Company, Employee agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other Party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c) Notwithstanding the foregoing, the following shall not be considered to be Confidential Information: (i) information publicly available; (ii) information which becomes available to Employee on a non-confidential basis from sources other than Company, provided such Employee does not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting such information to Employee; (iii) and information that was lawfully in the possession of a Employee prior to the Effective Date of this Agreement, provided such Confidential Information was not provided to Employee by Company. Company acknowledges that Employee is bringing with him certain contacts and industry knowledge. Such information shall not be the Confidential Information of Company, but shall remain the confidential information of Employee.

(d) The provisions of this Section 5 shall survive any termination of this Agreement.

6. **Non-Competition, Non-Solicitation and Non-Disparagement.**

(a) Employee understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Employee will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and Employee agrees that, during the Term and for a period of twelve (12) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company's business. The Company acknowledges the need for Employee to be employed in his profession and, for the purposes of this Agreement, competition shall mean pursuing oil and gas opportunities that compete directly with the same specific projects that Employee was exposed to as an Employee.

(b) During the Term and for a period of 12 months thereafter, Employee shall not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee's employment with the Company or any such affiliate or at any time in violation of such employee's non-competition agreement with the Company or any such affiliate

(c) The Company and Employee each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) In the event that Employee breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled to injunctive relief to enforce the restrictions contained in such Sections.

(e) Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company's right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(g) The provisions of this Section 6 shall survive any termination of this Agreement unless terminated pursuant to Sections 9(c) and (d) upon which termination the provisions of this Section shall automatically terminate.

(h) Notwithstanding any provision to the contrary herein, Employee shall be free to conduct business of any form or fashion with any contact that he had prior to the Effective Date of this Agreement.

7. **Representations and Warranties**:

Except as has been previously disclosed to Company, Employee hereby represents and warrants to the best of his knowledge and belief to the Company as follows:

(i) Except as set forth below, neither the execution or delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a Party or by which he is bound;

(ii) Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform the duties and other obligations hereunder;

(iii) This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against Employee in accordance with its terms; and

(iv) No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform its duties and other obligations hereunder.

Notwithstanding the foregoing, the Parties acknowledge that Employee's current agreement with Xtreme has provisions which may provide for non-competition and confidentiality. As part of the Ratified Transactions, it is contemplated that Employee has been or will be released from such obligations.

8. **Termination**. This Agreement may be terminated as follows:

(a) Employee hereunder ~~may be~~ terminated by the Board of Directors of the Company for Cause. Any of the following actions by ~~Opal~~ Employee shall constitute "Cause": TCL UM X

(i) The willful failure, disregard or refusal by Employee to perform his duties hereunder, which is not cured by Employee within fifteen (15) days after notice thereof is given to Employee by the Company;

(ii) Any willful, intentional or grossly negligent act by Employee, not excusable under the business judgment rule, having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii) Willful misconduct by Employee in respect of the lawful duties or obligations of Employee under this Agreement, including, without limitation, gross insubordination with respect to directions received by Employee from the Board of Directors of the Company, which is not cured by Employee within fifteen (15) days after notice thereof is given to Employee by the Company;

(iv) Employee's conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the an independent investigator following a written allegation by another employee of the Company, that Employee engaged in some form of harassment prohibited by law (including, without limitation, verbal harassment, age, sex or race discrimination), unless Employee's actions were specifically directed by the Board of Directors of the Company ;

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by Employee of any of the provisions of Sections 5, 6 or 7 of this Agreement; and

(viii) Breach by Employee of any provision of this Agreement which is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company, unless such breach is not curable.

(b) Employee's employment hereunder may be terminated by the Board of Directors of the Company due to Employee's Disability or Death. For purposes of this Agreement, a termination for "Disability" shall occur (i) when the Board of Directors of the Company has provided a written termination notice to Employee supported by a written statement from a reputable independent physician to the effect that Employee shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of

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Directors of the Company after Employee has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) Employee's employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, "Change of Control" means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d) Employee's employment hereunder may be terminated by Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) the assignment to Employee of duties inconsistent with Employee's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of Employee's duties and responsibilities; (iii) any reduction by the Corporation of Employee's benefits payable hereunder; or (iv) Company's material breach of any of its obligations under this Agreement.

9. Compensation upon Termination.

(a) If Employee's employment is terminated as a result of his Death or Disability, the Company shall pay to Employee, as applicable, the Base Fee, and any accrued but unpaid Bonus and expense reimbursement amounts through the date of the Death or Disability.

(b) If Employee's employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the Employee the Base Fee through the date of his termination and Employee shall have no further entitlement to any other compensation or benefits from the Company.

(c) If Employee's employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall continue to pay to Employee the Base Fee, Discretionary Bonus and benefits for a period of 12 months following such termination.

(d) If Employee's employment is terminated by the Company other than as a result of Employee's death or Disability and other than for reasons specified in Sections 9(b) or (c), then the Company shall continue to pay to Employee the Base Fee and Benefits until the earlier to occur of (1) the end of the Term and (2) the date that is one year following such termination.

(e) If this Agreement is terminated by either Party pursuant to Section 8(f), Company shall continue to pay Employee benefits for thirty (30) days, Employee shall be entitled to keep the Signing Bonus, and all Warrants that have not issued as of the date of such termination shall be issued on the termination date.

(f) Upon termination for any reason Company will pay Employee any expense reimbursement amounts owed through the date of termination

(g) This Section 9 sets forth the only obligations of the Company with respect to the termination of Employee's employment with the Company, and Employee acknowledges that, upon the termination of its employment, it shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

TORCHLIGHT ENERGY, INC.

By: ______________________
THOMAS LAPINSKI, CEO

Date: 13-April-2013

By: ______________________
WILLARD G. MCANDREW III

Date: 4-13-13